UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2018

PRESBIA PLC

(Exact Name of Registrant as Specified in Charter)

Ireland (State or Other Jurisdiction of Incorporation)	001-36824 (Commission File Number)	98-1162329 (IRS Employer Identification No.)

17 Corrig Road, Suite 7

Sandyford, Dublin 18 Ireland

(Address of Principal Executive Offices)(Zip Code)

+353 (1) 659 9446

Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2018, Presbia PLC (the “Company”) announced that it appointed Casey Jean Lind, age 55, as chief operating officer, and promoted Dr. Magda Michna, age 42, to chief clinical officer.

Prior to joining Presbia, from October 2017 to February 2018, Ms. Lind was the managing member of Pathfinder Global Way, LLC, a private consulting company. Prior to that, from 1998 to June 2017, Ms. Lind worked for Alcon, a Novartis (NYSE: NVS) company, where she held positions of increasing responsibilities, including leading the early Surgical Glaucoma and Drug Delivery R&D teams and most recently as a Project Head for the Retina group.  Ms. Lind has numerous issued patents focused on drug delivery, injection control, MEMS based posterior segment drainage and flow, and manufacturing processes for phase transition drug formulations.  Ms. Lind has an active role at both the national and local level in Ophthalmic World Leaders (OWL). She is an OWL Champion Member and contributes at the national level on the Executive Membership Committee, and locally, by actively planning and moderating Southern California OWL chapter meetings.  Ms. Lind is a graduate of Iowa State University, with a degree in Business, and received her MBA from Webster University.

Dr. Magda Michna joined Presbia as Vice President of Clinical Affairs in February 2017.  Prior to joining Presbia, from October 2012 to February 2017, Dr. Michna lead clinical development for surgical products at Alcon, a Novartis (NYSE: NVS) company. Prior to Alcon, she worked in clinical research for Johnson and Johnson Vision Care, Inc., a subsidiary of Johnson & Johnson (NYSE: JNJ). Her academic research was conducted at the McGill University School of Ophthalmology.  Dr. Michna is a US representative on the ISO committee for ophthalmic implants.

There are no family relationships between Dr. Michna, Ms. Lind and any director or executive officer of the Company.  Neither Dr. Michna nor Ms. Lind has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Ms. Lind will receive an annual base salary of $300,000 and will be awarded 120,000 restricted share units.   Dr. Michna receives an annual base salary of $330,000 and is eligible for an annual bonus of up to $100,000.  Her employment letter provides that she will receive an aggregate of 210,000 restricted share units.  In addition, in the event her employment is terminated without “cause” (as defined in her employment letter), Dr. Michna will be entitled to receive the following severance benefits: (i) continuation of her base salary in effect immediately prior to the termination of her employment for a period of three months after the effective date of termination; (ii) continuation of group health plan benefits, with the employee's healthcare continuation payments waived by the Company until the earlier of (x) three months after termination and (y) the date Dr. Michna becomes eligible for benefits through another employer; and (iii) her grant of 70,000 restricted share units will vest in full upon such termination.

The above description of the terms of Dr. Michna’s offer letter does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as an exhibit to this Current Report on Form 8-K.

A copy of a press release regarding the appointment of Ms. Lind and promotion of Dr. Michna is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit

10.1 Employment Letter, effective as of January 1, 2018, between the Company and Dr. Michna.

99.1 Press Release dated February 13, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESBIA PLC

By:	/s/ Richard Fogarty
Name:	Richard Fogarty
Title:	Chief Accounting Officer

Dated:    February 13, 2018